Exhibit 99.1

InsWeb and eHealthInsurance.com Settle Litigation

SACRAMENTO, Calif., March 21, 2003 — InsWeb Corp. (Nasdaq: INSW), one of the largest producers of automobile insurance in the U.S., today announced that a settlement has been reached in its litigation with eHealthInsurance.com.

The litigation stemmed from eHealthInsurance’s decision in February 2001 to terminate an agreement concerning the marketing of health insurance to consumers originating at InsWeb online marketplace. Although specific terms of the settlement agreement are confidential, eHealthInsurance has agreed to pay InsWeb $800,000 for the services performed by InsWeb prior to the termination of the marketing agreement. In addition, the parties have released all claims against each other relating to the marketing agreement.

InsWeb today also announced that it expects first quarter results to vary from previously announced expectations due to this settlement. With the addition of the $800,000 of other income, the Company now anticipates the net loss from operations for the quarter ending March 31, 2003 to be between $1.0 million and $1.4 million, or a loss of between $0.16 and $0.23 per share.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

“INSWEB” is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.